                                                                                                                        PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
www.peoplesbancorp.com

                                                                                           NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
July 29, 2008		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES
SECOND QUARTER EARNINGS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced second quarter 2008 net income of $2.0 million, or $0.19 per diluted share, compared to $5.3 million, or $0.51 per diluted share, for the second quarter of 2007.  On a year-to-date basis, net income totaled $7.6 million and diluted earnings per share were $0.73, versus $11.0 million and $1.04, respectively, for the same period in 2007.
Peoples’ second quarter 2008 earnings included $4.5 million of additional provision for loan losses ($2.9 million or $0.28 per diluted share after-tax) related to a single $12.6 million commercial real estate loan identified as impaired in connection with management’s quarterly analysis of the allowance for loan losses for the second quarter.  Management determined that the value of the collateral, which is located in west central Florida, had decreased substantially, causing the loan to be under–collateralized.  Accordingly, this loan was placed on non-accrual status and charged down to the estimated realizable fair value of the collateral of $6.5 million, less estimated costs to sell of $0.3 million, at June 30, 2008.
“Although out-of-market loans are not a big part of our portfolio, our second quarter results, like those of many other financial companies, were impacted by sluggish economic conditions and the deteriorating housing market, specifically in Florida,” said Mark F. Bradley, President and Chief Executive Officer. “Our remaining exposure to Florida real estate is less than $3 million and these unrelated loan relationships are performing in accordance with their original terms.  While nonperforming assets and the loan loss provision have increased, our capital levels remain well above the amounts needed to be considered well-capitalized and serve as a source of strength as we work through the isolated issues in the loan portfolio.”
Bradley continued, “Despite lower earnings, we still achieved success in key areas, including deposit growth, increased net interest income, net interest margin expansion and lower operating expenses which led to improved operating efficiency.  We will continue to work through the recent loan challenges while focusing on strategies for long-term revenue growth, with an eye on efficiency in these challenging economic times.”
 During the second quarter of 2008, Peoples sold preferred stocks issued by the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”) with a recorded value of $2.7 million, at a net pre-tax loss of $191,000, which was partially offset by a $138,000 pre-tax gain from the sale of mortgage-backed securities with a recorded value of $18.7 million.  These securities were sold as part of the ongoing management of Peoples’ credit and interest rate risk exposures in its investment portfolio.  At June 30, 2008, Peoples held in its investment portfolio FNMA preferred stocks with a market value of $1.9 million, resulting in a $260,000 other-than-temporary impairment charge in the second quarter of 2008. In July, Peoples sold these remaining preferred stocks, which completely eliminated all holding of preferred stocks issued by FNMA and FHLMC.  As a result of the July sales, Peoples will recognize a pre-tax loss of $594,000 ($386,000 after-tax) in the third quarter of 2008.
For the quarter ended June 30, 2008, net interest income was $14.9 million, up 12% over the prior year second quarter, with the net interest margin expanding 30 basis points to 3.61%.  On a linked quarter basis, net interest income increased 4% and net interest margin expanded 10 basis points.  Through six months of 2008, net interest income has grown 9% compared to the same period last year and net interest margin was 3.56% versus 3.32%.  These improvements were largely attributable to the reduction in short-term market rates and widening of credit spreads, as well as Peoples’ growth of lower cost retail deposits.  As a result, Peoples’ second quarter cost of funds dropped 38 basis points to 3.13%, from 3.52% for the linked quarter and fell 88 basis points compared to the second quarter of 2007, while asset yields declined 25 and 50 basis points over the same periods, respectively.  On a year-to-date basis, the average cost of funds decreased 69 basis points and the average yield on assets was down 39 basis points.

PEOPLES BANCORP INC.
Second Quarter 2008 Earnings Release
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Second quarter 2008 net interest income and margin included $226,000 additional income, or five basis points, from the net impact of loan prepayment fees and reduction in interest income for non-accrual loans.  In comparison, second quarter 2007 net interest income and margin were reduced by $309,000 or seven basis points due to loan and investment interest reductions.  The net impact in first quarter 2008 was additional income of $126,000, or three additional basis points of net interest margin.
“Second quarter net interest income and margin exceeded expectations, as asset yields dropped less than anticipated due to wider credit spreads,” said Edward G. Sloane, Chief Financial Officer and Treasurer.  “While the lower cost of funds negated the drop in asset yields thus far in 2008, we expect net interest margin to be pressured in the near term by assets repricing downward and limited additional opportunities to lower funding costs.  Given the uncertainty regarding the timing and magnitude of future interest rate changes, we continue to focus on positioning our balance sheet to optimize Peoples’ net interest income stream, while also minimizing the impact of future rate changes on our earnings.”
Non-interest income was at a consistent level compared to the prior year, totaling $7.9 million and $16.1 million for the three and six months ended June 30, 2008, respectively, as higher trust and investment income and electronic banking revenues were offset by lower insurance commissions and deposit account service charges.  On a linked-quarter basis, non-interest income was down 4% in the second quarter of 2008, due to the recognition of annual performance-based insurance commissions in the first quarter.  Excluding the impact of this seasonal fluctuation, non-interest income grew 6% in comparison to the first quarter of 2008.
Peoples’ trust and investment revenues experienced 9% growth year-over-year for both the second quarter and on a year-to-date basis, attributable to increased assets under management from new business, which more than offset the decline in asset values caused by the recent downturn in the financial markets.  At June 30, 2008, total managed assets were $987.6 million, up 1% compared to a year ago.  Increases in debit card activity have produced double-digit growth in electronic banking revenues, with second quarter 2008 revenues up 13% versus a year ago and 10% from the first quarter of 2008.  Insurance sales commissions (excluding performance-based commissions) were up 5% from the linked quarter, despite a softer insurance market that is producing tighter pricing margins within the insurance industry.
Total non-interest expense was $13.0 million for the three months ended June 30, 2008, down 1% from the same period a year ago, due mostly to a modest decrease in professional fees.  Second quarter 2008 salary and benefit costs, Peoples’ largest non-interest expense, were comparable to last year’s amount, as higher sales-based compensation and increased base salaries from annual merit adjustments were offset by lower incentive expense tied to corporate results. Compared to the first quarter of 2008, total non-interest expense decreased 5% in the second quarter, due to lower incentive and stock-based compensation expenses and reduced professional fees.  Through six months of 2008, non-interest expense totaled $26.8 million versus $26.5 million for the first half of 2007, with the increase largely the result of higher sales-based compensation expense and employee medical benefit costs.
“Operating expenses are in line with expectations, while total non-interest income levels were relatively flat,” said Sloane.  “We improved our efficiency ratio in the first half of 2008 by expanding net interest margin and controlling operating costs.”
At June 30, 2008, portfolio loan balances were down $10.9 million for the quarter and $16.1 million since year-end 2007, totaling $1.10 billion.  These declines were due to commercial loan payoffs outpacing new production, coupled with the charge-down of the previously-mentioned impaired commercial loan.  Peoples’ serviced real estate loan portfolio continues to increase steadily, reaching $182.3 million at June 30, 2008, versus $176.7 million at December 31, 2007.
In the second quarter of 2008, the provision for loan losses was $6.8 million compared to $1.4 million last quarter and $0.8 million in the second quarter of 2007.  On a year-to-date basis, Peoples’ provision for loan losses totaled $8.2 million versus $1.5 million a year ago. The provision for loan losses continues to be based on management’s quarterly evaluation of the loan portfolio and is directionally consistent with changes in Peoples’ overall loan quality.
Non-performing loans totaled $21.2 million, or 1.92% of total loans, up from $17.5 million, or 1.57%, at March 31, 2008, and $9.4 million, or 0.83% at December 31, 2007.  The increased amount of non-performing loans during the first half of 2008 was due to the previously-mentioned impaired loan being placed on non-accrual status during the second quarter and a $7.0 million, unrelated commercial loan being placed on non-accrual status during the first quarter of 2008.  No specific reserves were made for these loans at June 30, 2008, since they have been charged down to the estimated realizable fair value of the underlying collateral.  As a result, the allowance for loan losses was $15.2 million, or 71.8% of non-performing loans, versus $16.0 million, or 91.2%, at March 31, 2008, and $15.7 million, or 168.0%, at year-end 2007.  Management believes the allowance for loan losses was adequate at June 30, 2008, based on all information currently available.
Second quarter of 2008 net loan charge-offs were $7.5 million compared to $1.2 million last quarter and $0.7 million for the second quarter of 2007, with the increase due to the $6.4 million charge-down on the impaired commercial loan.  Through six months of 2008, net loan charge-offs totaled $8.7 million versus $1.3 million a year ago.  A portion of the change was attributable to a recovery that occurred during the first quarter of 2007 on a group of commercial loans charged-off in 2002, which reduced first quarter 2007 net charge-offs by $609,000.

PEOPLES BANCORP INC.
Second Quarter 2008 Earnings Release
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“We believe the nature of the increase in non-performing loans in the current credit environment is manageable because of our limited out-of-market lending activities and sound underwriting practices,” said Sloane.  “The two large commercial loans placed on non-accrual status in 2008 were appropriately considered in establishing the level of allowance for loan losses at June 30, 2008 and in prior periods.  We will continue to monitor and evaluate these two relationships closely through our review process.”
Peoples’ total out-of-market loans comprised $108.2 million at June 30, 2008, or approximately 10% of total outstanding loan balances, with $68.8 million of these loans located in Ohio, West Virginia and Kentucky.  Of the remaining $39.4 million of loans, the largest concentrations are in Arizona and Florida, with outstanding balances of $10.1 million and $8.5 million, respectively at June 30, 2008.  In all other states, the aggregate outstanding balance in the state was less than $5 million at June 30, 2008.  Except for the previously-mentioned impaired loan, these loans are performing in accordance with their original terms.
Retail deposit balances, which exclude brokered deposits, grew $32.0 million during the second quarter of 2008, attributable to higher money market and non-interest-bearing balances.  For the quarter, money market balances grew $15.8 million, due to Peoples offering more competitive rates.  Retail certificates of deposit and savings balances increased $8.0 million and $2.1 million, respectively, while interest-bearing demand deposits fell $9.6 million, due in part to seasonal changes in governmental deposit balances.  Non-interest-bearing deposits grew $15.8 million during the second quarter of 2008, due almost entirely to higher commercial balances at June 30, 2008.  Since year-end 2007, total retail balances have increased $114.5 million, or 10%, due mostly to higher interest-bearing retail balances from Peoples attracting approximately $60 million of funds from customers outside its primary market area instead of using higher-costing brokered deposits. The retail deposit growth during 2008 has allowed Peoples to reduce higher rate brokered certificates of deposit balances by $19.8 million and contributed to the $71.2 million, or 15%, overall reduction in borrowed funds since year-end 2007.
In the second quarter of 2008, Peoples increased its dividend 4.5% to $0.23 per share, from the $0.22 per share declared for both the first quarter of 2008 and second quarter of 2007.  Through six months of 2008, Peoples’ dividend payout ratio was 61.5% of net income versus 42.3% for the same period last year.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2008 results of operations today at 11:00 a.m. Eastern Daylight Time, with members of Peoples’ executive management participating.  Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442.  A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples’ website, www.peoplesbancorp.com.  Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software.  A replay of the call will be available on Peoples’ website in the “Investor Relations” section for one year.

Safe Harbor Statement:
This news release may contain certain forward-looking statements with respect to Peoples’ financial condition, results of operations, plans, objectives, future performance and business.  Except for the historical and present factual information contained in this news release, the matters discussed in this news release, and other statements identified by words such as “feel,” “expect,” “believe,” “plan,” “will,” “would,” “should,” “could” and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  Factors that might cause such a difference include, but are not limited to: (1) deterioration in the credit quality of Peoples’ loan portfolio could occur due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse

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Second Quarter 2008 Earnings Release
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than expected, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions, which may increase significantly; (3) changes in the interest rate environment, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations, sale volumes, and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) general economic conditions, either national or in the states in which Peoples and its subsidiaries do business, which may be less favorable than expected; (6) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions, which may adversely affect the business of Peoples and its subsidiaries; (8) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples’ investment portfolio; (9) a delayed or incomplete resolution of regulatory issues that could arise; (10) Peoples’ ability to receive dividends from its subsidiaries; (11) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (12) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; and (13) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples’ reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
PER SHARE DATA AND PERFORMANCE RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s, except per share data)	2008	2008	2007	2008	2007
Net income per share:
Basic	$ 0.19	$ 0.55	$ 0.51	$ 0.74	$ 1.04
Diluted	$ 0.19	$ 0.55	$ 0.51	$ 0.73	$ 1.04
Cash dividends declared per share	$ 0.23	$ 0.22	$ 0.22	$ 0.45	$ 0.44
Book value per share	$ 19.55	$ 20.15	$ 18.78	$ 19.55	$ 18.78
Tangible book value per share (a)	$ 13.03	$ 13.58	$ 12.19	$ 13.03	$ 12.19
Closing stock price at end of period	$ 18.98	$ 24.11	$ 27.07	$ 18.98	$ 27.07
Dividend payout as a percentage of net income	122.38%	40.46%	43.41%	61.51%	42.29%
Return on average equity (b)	3.81%	11.00%	10.81%	7.41%	11.19%
Return on average assets (b)	0.41%	1.21%	1.16%	0.81%	1.19%
Efficiency ratio (c)	54.55%	58.09%	58.68%	56.31%	58.57%
Net interest margin (fully tax-equivalent) (b)	3.61%	3.51%	3.31%	3.56%	3.32%

(a)	Excludes the balance sheet impact of intangible assets acquired through acquisitions.
(b)	Ratios are presented on an annualized basis.
(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses)

PEOPLES BANCORP INC.
Second Quarter 2008 Earnings Release
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PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $000’s)	2008	2007	2008	2007
Interest income	$ 26,548	$ 28,080	$ 53,847	$ 56,440
Interest expense	11,674	14,747	24,687	29,586
Net interest income	14,874	13,333	29,160	26,854
Provision for loan losses	6,765	847	8,202	1,470
Net interest income after provision for loan losses	8,109	12,486	20,958	25,384

Net (loss) gain on securities transactions	(308)	21	(15)	38
Net gain on asset disposals	3	34	3	34

Non-interest income:
Deposit account service charges	2,375	2,445	4,670	4,813
Insurance commissions	2,225	2,409	5,155	5,359
Trust and investment income	1,403	1,286	2,649	2,429
Electronic banking revenues	1,013	900	1,931	1,728
Bank owned life insurance	405	408	829	819
Mortgage banking income	192	264	396	4710
Other	270	208	487	415
Total non-interest income	7,883	7,920	16,117	16,034
Non-interest expense:
Salaries and benefits	6,906	6,870	14,466	14,167
Net occupancy and equipment	1,399	1,352	2,825	2,684
Data processing and software	560	551	1,101	1,064
Electronic banking expense	516	554	1,040	1,014
Professional fees	456	631	1,066	1,245
Franchise taxes	416	448	832	887
Amortization of intangible assets	403	489	818	989
Marketing	367	379	737	728
Other	2,021	1,876	3,901	3,714
Total non-interest expense	13,044	13,150	26,786	26,492
Income before income taxes	2,643	7,311	10,277	14,998
Income tax expense	690	1,962	2,676	4,003
Net income	$ 1,953	$ 5,349	$ 7,601	$ 10,995

Net income per share:
Basic	$ 0.19	$ 0.51	$ 0.74	$ 1.04
Diluted	$ 0.19	$ 0.51	$ 0.73	$ 1.04

Cash dividends declared per share	$ 0.23	$ 0.22	$ 0.45	$ 0.44

Weighted average shares outstanding:
Basic	10,304,666	10,503,952	10,303,690	10,544,199
Diluted	10,352,135	10,574,250	10,347,720	10,619,815

Actual shares outstanding (end of period)	10,304,597	10,464,741	10,304,597	10,464,741

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Second Quarter 2008 Earnings Release
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PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in $000’s)	2008	2007

ASSETS
Cash and cash equivalents:
Cash and due from banks	$ 44,715	$ 43,275
Interest-bearing deposits in other banks	1,801	1,925
Total cash and cash equivalents	46,516	45,200

Available-for-sale investment securities, at fair value (amortized cost of $577,436
at June 30, 2008 and $535,979 at December 31, 2007)	576,207	542,231
Other investment securities, at cost	23,735	23,232
Total investment securities	599,942	565,463

Loans, net of unearned interest	1,104,852	1,120,941
Allowance for loan losses	(15,229)	(15,718)
Net loans	1,089,623	1,105,223

Loans held for sale	471	1,994
Bank premises and equipment, net of accumulated depreciation	24,954	24,803
Bank owned life insurance	51,120	50,291
Goodwill	62,520	62,520
Other intangible assets	4,697	5,509
Other assets	27,038	24,550
TOTAL ASSETS	$ 1,906,881	$ 1,885,553

LIABILITIES
Non-interest-bearing deposits	$ 193,265	$ 175,057
Interest-bearing deposits	1,087,783	1,011,320
Total deposits	1,281,048	1,186,377

Federal funds purchased, securities sold under repurchase agreements,
and other short-term borrowings	129,370	222,541
Long-term borrowings	253,885	231,979
Junior subordinated notes held by subsidiary trusts	22,478	22,460
Accrued expenses and other liabilities	18,654	19,360
TOTAL LIABILITIES	1,705,435	1,682,717

STOCKHOLDERS’ EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,946,025 shares
issued at June 30, 2008, and 10,925,954 shares issued at December 31, 2007)	164,190	163,399
Retained earnings	55,453	52,527
Accumulated comprehensive (loss) income, net of deferred income taxes	(1,849)	3,014
Treasury stock, at cost (641,428 shares at June 30, 2008, and
629,206 shares at December 31, 2007)	(16,348)	(16,104)
TOTAL STOCKHOLDERS’ EQUITY	201,446	202,836
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 1,906,881	$ 1,885,553

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Second Quarter 2008 Earnings Release
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PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2008	2008	2007	2007	2007
LOAN PORTFOLIO
Commercial, mortgage	$ 499,043	$ 498,426	$ 513,847	$ 481,341	$ 468,241
Commercial, other	186,346	180,523	171,937	174,753	177,651
Real estate, construction	53,170	72,326	71,794	83,714	96,690
Real estate, mortgage	234,870	237,366	237,641	240,599	243,080
Home equity lines of credit	44,595	43,101	42,706	43,506	43,118
Consumer	83,605	81,108	80,544	80,661	77,482
Deposit account overdrafts	3,223	2,879	2,472	2,047	2,147
Total loans	1,104,852	1,115,729	1,120,941	1,106,621	1,108,409

DEPOSIT BALANCES
Interest-bearing deposits:
Retail certificates of deposit	$ 557,406	$ 549,439	$ 499,684	$ 515,432	$ 517,910
Interest-bearing transaction accounts	202,063	211,708	191,359	178,880	179,430
Money market deposit accounts	172,048	156,206	153,299	147,848	149,791
Savings accounts	116,485	114,433	107,389	112,507	115,691
Brokered certificates of deposits	39,781	39,756	59,589	57,507	66,601
Total interest-bearing deposits	1,087,783	1,071,542	1,011,320	1,012,174	1,029,423
Non-interest-bearing deposits	193,265	177,449	175,057	171,319	173,675
Total deposits	1,281,048	1,248,991	1,186,377	1,183,493	1,203,098

ASSET QUALITY
Nonperforming assets:
Loans 90 days or more past due	$ 290	$ 438	$ 378	$ 190	$ 313
Nonaccrual loans	20,910	17,061	8,980	5,979	7,096
Total nonperforming loans	21,200	17,499	9,358	6,169	7,409
Other real estate owned	411	343	343	343	213
Total nonperforming assets	$ 21,611	$ 17,842	$ 9,701	$ 6,512	$ 7,622

Allowance for loan losses as a percent of
nonperforming loans	71.8%	91.2%	168.0%	237.3%	198.3%
Nonperforming loans as a percent of total loans	1.92%	1.57%	0.83%	0.56%	0.67%
Nonperforming assets as a percent of total assets	1.13%	0.94%	0.51%	0.34%	0.41%
Nonperforming assets as a percent of total loans and
other real estate owned	1.96%	1.60%	0.87%	0.59%	0.69%
Allowance for loan losses as a percent of total loans	1.38%	1.43%	1.40%	1.32%	1.33%

REGULATORY CAPITAL (a)
Tier 1 risk-based capital	12.10%	12.12%	11.91%	11.82%	11.74%
Total risk-based capital ratio (Tier 1 and Tier 2)	13.33%	13.43%	13.23%	13.04%	12.97%
Leverage ratio	8.72%	8.81%	8.48%	8.67%	8.67%
Tier 1 capital	$ 159,242	$ 158,919	$ 154,933	$ 156,209	$ 155,361
Total capital (Tier 1 and Tier 2)	$ 175,397	$ 176,083	$ 172,117	$ 172,263	$ 171,592
Total risk-weighted assets	$ 1,315,523	$ 1,310,895	$ 1,301,056	$ 1,321,367	$ 1,323,359

                                        (a) June 30, 2008 data based on preliminary analysis and subject to revision.

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Second Quarter 2008 Earnings Release
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                                                PEOPLES BANCORP INC. PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2008	2008	2007	2008	2007
PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses	$ 160	$ 37	$ 136	$ 197	$ 159
Provision for other loan losses	$ 6,605	$ 1,400	$ 711	$ 8,005	$ 1,311
Total provision for loan losses	$ 6,765	$ 1,437	$ 847	$ 8,202	$ 1,470

NET CHARGE-OFFS
Gross charge-offs	$ 7,720	$ 1,638	$ 965	$ 9,358	$ 2,610
Recoveries	231	436	297	667	1,323
Net charge-offs	$ 7,489	$ 1,202	$ 668	$ 8,691	$ 1,287

NET CHARGE-OFFS BY TYPE
Commercial	$ 6,900	$ 862	$ 523	$ 7,761	$ 811
Real estate	294	160	(14)	455	(1)
Overdrafts	148	87	133	235	186
Consumer	148	101	29	249	295
Credit card	(1)	(8)	(3)	(9)	(4)
Total net charge-offs	$ 7,489	$ 1,202	$ 668	$ 8,691	$ 1,287

Net charge-offs as a percent of loans (annualized)	2.70%	0.43%	0.24%	1.57%	0.23%

PEOPLES BANCORP INC. SUPPLEMENTAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2008	2008	2007	2007	2007

Trust assets under management	$ 770,714	$ 775,834	$ 797,443	$ 805,931	$ 766,417
Brokerage assets under management	$ 216,930	$ 221,340	$ 223,950	$ 218,573	$ 209,858
Mortgage loans serviced for others	$ 182,299	$ 178,763	$ 176,742	$ 176,380	$ 172,314
Employees (full-time equivalent)	554	556	559	553	556
Announced treasury share plans: (a)
Total shares authorized for plan	500,000	500,000	925,000	425,000	425,000
Shares purchased	-	13,600	84,600	139,000	70,000
Average price	$ -	$ 21.59	$ 24.25	$ 24.05	$ 26.79

                                                (a) 2008 data reflects shares purchased under the repurchase plan announced on November 9, 2007, authorizing the repurchase of up to 500,000 common shares, upon the completion of the 2007 Stock Repurchase Program. 2007 data reflects shares purchased under the repurchase plan announced on
                                                November 9, 2007, and under the 2007 Stock Repurchase Program announced on January 12, 2007, authorizing the repurchase of up to 425,000 common shares.  The number of common shares purchased for treasury and average price paid are presented for the three-month period ended on the date indicated.

PEOPLES BANCORP INC.
Second Quarter 2008 Earnings Release
- Page 9 of 10 -

PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST INCOME

	Three Months Ended
	June 30, 2008			March 31, 2008			June 30, 2007
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
ASSETS
Short-term investments	$ 3,391	$ 17	2.17%	$ 4,017	$ 32	3.11%	$ 3,505	$ 44	4.98%
Investment securities (a)	598,111	7,991	5.35%	581,638	7,810	5.37%	540,614	6,820	5.05%
Gross loans (a)	1,114,474	18,954	6.81%	1,113,023	19,879	7.17%	1,130,555	21,540	7.64%
Allowance for loan losses	(16,243)			(16,240)			(14,656)
Total earning assets	1,699,733	26,962	6.36%	1,682,438	27,721	6.61%	1,660,018	28,404	6.86%

Intangible assets	67,395			67,831			68,142
Other assets	127,190			128,307			128,315
Total assets	1,894,318			1,878,576			1,856,475

LIABILITIES AND EQUITY
Interest-bearing deposits:
Savings	115,625	140	0.49%	108,525	122	0.45%	117,149	188	0.64%
Interest-bearing demand deposits	203,411	890	1.76%	197,998	982	1.99%	175,831	910	2.08%
Money market	165,592	816	1.98%	152,202	1,058	2.80%	147,385	1,451	3.95%
Brokered time	39,767	509	5.15%	53,334	695	5.24%	67,637	867	5.14%
Retail time	549,642	5,426	3.97%	523,929	5,608	4.31%	529,481	5,931	4.49%
Total interest-bearing deposits	1,074,037	7,781	2.91%	1,035,988	8,465	3.29%	1,037,483	9,347	3.61%

Short-term borrowings	148,854	778	2.07%	188,615	1,539	3.24%	220,758	2,841	5.09%
Long-term borrowings	270,746	3,115	4.58%	257,598	3,009	4.65%	210,657	2,559	4.81%
Total borrowed funds	419,600	3,893	3.69%	446,213	4,548	4.05%	431,415	5,400	4.96%
Total interest-bearing liabilities	1,493,637	11,674	3.13%	1,482,201	13,013	3.52%	1,468,898	14,747	4.01%

Non-interest-bearing deposits	180,399			172,994			173,565
Other liabilities	14,214			16,889			15,495
Total liabilities	1,688,250			1,672,084			1,657,958

Stockholders’ equity	206,068			206,492			198,517
Total liabilities and equity	$ 1,894,318			$ 1,878,576			$ 1,856,475

Net interest income/spread (a)		$ 15,288	3.23%		$ 14,708	3.09%		$ 13,657	2.85%
Net interest margin (a)			3.61%			3.51%			3.31%

(a) Information presented on a fully tax-equivalent basis.

PEOPLES BANCORP INC.
Second Quarter 2008 Earnings Release
- Page 10 of 10 -

	Six Months Ended
	June 30, 2008			June 30, 2007
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
ASSETS
Short-term investments	$ 3,704	$ 49	2.68%	$ 3,693	$ 90	4.89%
Investment securities (a)	589,876	15,801	5.36%	549,902	14,100	5.13%
Gross loans (a)	1,113,748	38,833	6.98%	1,130,041	42,909	7.64%
Allowance for loan losses	(16,241)			(14,693)
Total earning assets	1,691,087	54,683	6.49%	1,668,943	57,099	6.88%

Intangible assets	67,613			68,364
Other assets	127,703			128,455
Total assets	1,886,403			1,865,762

LIABILITIES AND EQUITY
Interest-bearing deposits:
Savings	112,075	261	0.47%	115,649	354	0.62%
Interest-bearing demand deposits	200,705	1,873	1.87%	176,300	1,756	2.01%
Money market	158,897	1,874	2.37%	144,410	2,820	3.94%
Brokered time	46,550	1,204	5.19%	69,069	1,764	5.15%
Retail time	536,785	11,034	4.12%	530,622	11,780	4.48%
Total interest-bearing deposits	1,055,012	16,246	3.10%	1,036,050	18,474	3.60%
		9,031
Short-term borrowings	168,734	2,317	2.72%	234,967	6,056	5.14%
Long-term borrowings	264,172	6,124	4.61%	208,513	5,056	4.86%
Total borrowed funds	432,906	8,441	3.87%	443,480	11,112	4.99%
Total interest-bearing liabilities	1,487,918	24,687	3.32%	1,479,530	29,586	4.02%

Non-interest-bearing deposits	176,696			172,351
Other liabilities	15,509			15,817
Total liabilities	1,680,123			1,667,698

Stockholders’ equity	206,280			198,064
Total liabilities and equity	$ 1,886,403			$ 1,865,762

Net interest income/spread (a)		$ 29,996	3.17%		$ 27,513	2.86%
Net interest margin (a)			3.56%			3.32%

END OF RELEASE